Exhibit 99.1

BioSpecifics Technologies Corp. Reports First Quarter 2013 Financial Results

LYNBROOK, NY – May 10, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first-in-class collagenase-based products marketed as XIAFLEX® in the U.S., today reported its financial results for the first quarter ended March 31, 2013 and provided a corporate update.

“We are very pleased to have completed enrollment in our Phase II trials in canine and human lipoma and we remain on track to report top-line data for both trials in the second half of this year,” reflected Thomas L. Wegman, President of BioSpecifics. “In addition, there are a number of exciting upcoming milestones for XIAFLEX this year. We are looking forward to the potential approval of XIAFLEX for the treatment of Peyronie’s Disease in the third quarter of this year and if approved, we would anticipate the U.S. commercial launch in this indication in the fourth quarter of 2013. We are also eagerly awaiting the initiation of a new clinical trial for XIAFLEX in frozen shoulder syndrome in the second half of this year, following the announcement of the statistically significant top-line data from the Phase IIa study, as well as the initiation of a Phase II study in the cellulite indication during the same time period. Finally we believe there is tremendous potential for XIAFLEX in the treatment of many medical conditions caused by excess collagen accumulation and BioSpecifics will continue to devote its efforts to the development in new clinical indications in the future.”

First Quarter 2013 Financial Results

BioSpecifics reported a net income of $1.4 million for the first quarter ended March 31, 2013, or $0.21 per basic share and $0.19 per diluted share, compared to a net income of $0.7 million, or $0.12 per basic share and $0.11 per diluted share for the same period in 2012.

Total revenue for the first quarter ended March 31, 2013 was $4.0 million, compared to $2.6 million for the same period in 2012. This represents an increase of approximately 54% from the same period in 2012.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the first quarter ended March 31, 2013 were $3.4 million, compared to $1.9 million for the same period in 2012. Royalty and mark-up on cost of goods sold revenues recognized under the Company’s agreement with its strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium) for the first quarter of 2013 were $2.4 million, compared to $1.6 million for the same period in 2012. Royalty revenues recognized from DFB Biotech, Inc. (DFB) for the first quarter of 2013, following the sale to Smith & Nephew plc, were $1.0 million, compared to $0.3 million for the same period in 2012.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. For the three months ended March 31, 2013, we recognized total licensing revenue of approximately $0.5 million as compared to $0.7 million in the 2012 period. In the 2013 period, licensing fees recognized of $0.5 million were related to the exercise by Auxilium of its exclusive option to expand the field of its license for injectable collagenase to include the potential treatment of adult patients with edematous fibrosclerotic panniculopathy, commonly known as cellulite. License fees recognized related to development were $44,881 as compared to $109,275 in the comparable period of 2012. These licensing fees related to cash payments received in prior years, which are amortized over the expected development period. No sublicensing fees were recognized so far in 2013 compared to $570,000 in the same period of 2012. In the 2012 period, sublicensing fees recognized were related to the $10.0 million paid to Auxilium by Actelion for the rights to develop and commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Canada, Australia, Brazil and Mexico.

Research and development expenses for the first quarter ended March 31, 2013 were $294,875, compared to $249,552 for the same period in 2012. This increase in research and development expenses was primarily due to expenses related to our clinical development and research programs.

General and administrative expenses for the first quarter ended March 31, 2013 were $1.6 million, compared to $1.1 million for the same period in 2012. The increase in general and administrative expenses was due to increased third party licensing and royalty fees, legal fees, investor relations and consulting services.

The provision for income taxes for the three month period ended March 31, 2013 was $0.7 million, compared to $0.5 million for the same period in 2012. The provision for income taxes is based on an estimated effective tax rate derived from an estimate of consolidated earnings before taxes, adjusted for nondeductible expenses and other permanent differences. For the three month period ended March 31, 2013, the valuation allowance with respect to our net deferred tax assets remained unchanged. As of March 31, 2013, our remaining deferred tax assets were approximately $1.6 million.

As of March 31, 2013, BioSpecifics had cash and cash equivalents and investments of $12.2 million, compared to $8.5 million as of December 31, 2012.

Recent Corporate Highlights:

In April 2013, BioSpecifics completed enrollment in its placebo-controlled, randomized Phase II trial, Chien-804, to evaluate the efficacy of XIAFLEX for the treatment of subcutaneous benign lipomas in 32 canines randomized 1:1 XIAFLEX to placebo. The lipoma volume will be measured at baseline, 1 month and 3 months with the primary efficacy endpoint being the relative change in lipoma volume from baseline to 3 months, as determined by CT scan.

In March 2013, Auxilium announced positive, statistically significant top-line data from the Phase IIa study of XIAFLEX in frozen shoulder syndrome. The study involved 50 adult men and women at 11 U.S. sites. Four cohorts of 10 patients each received up to three ultrasound-guided injections of varying doses of XIAFLEX (ranging from 0.29mg to 0.58mg in three different volumes; 0.5, 1.0, or 2.0 mL), separated by a minimum of 21 days. All patients were instructed to perform home shoulder exercises. The fifth cohort of ten patients received no XIAFLEX injections and only performed home shoulder exercises. The study's primary endpoint was the change (in degrees) from baseline to the day 92 follow-up in active forward flexion in the affected shoulder compared to the exercise-only cohort. Safety assessments were made during all study visits and immunogenicity testing was performed at screening and at day 92.

In March 2013, BioSpecifics reported that it has completed enrollment for its 14-patient single center dose-escalation Phase II clinical trial of XIAFLEX for the treatment of human lipoma. The study is a single injection, open-label trial and XIAFLEX is being administered in four ascending doses (0.058 mg to 0.44 mg). The primary efficacy endpoint will be a change in the visible surface area of the target lipoma, as determined at six months post-injection.

On February 4, 2013, The Journal of Urology electronically published the uncorrected proof of the pivotal IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) trials. These Phase III studies were conducted by Auxilium and assessed XIAFLEX for the treatment of Peyronie's disease, an excess of inelastic collagen causing penile curvature deformity, and demonstrate the significant therapeutic opportunity of XIAFLEX for this indication. Auxilium presented more data from this trial at the American Urological Association annual meeting held on May 4-8, 2013 in San Diego, California.

In January 2013, Auxilium exercised its exclusive option under the Second Amended and Restated Development and License Agreement, dated as of August 31, 2011, to expand the field of its license for injectable collagenase to include the potential treatment of adult patients with cellulite. BioSpecifics received a license fee payment of $500,000 in January 2013 in connection with this exercise.

Upcoming Anticipated Milestones:

BioSpecifics’ Clinical Indications for XIAFLEX:

  BioSpecifics is currently managing the development of XIAFLEX for the treatment of human lipoma and canine lipoma in two Phase II trials. The Company expects to report top-line data from both of these trials in the second half of 2013.

XIAFLEX for Dupuytren’s Contracture:

  Top-line data from Auxilium’s Phase IV Dupuytren's contracture retreatment clinical trial are expected in the fourth quarter of 2013.
  Actelion, Auxilium’s partner in Canada, plans to launch XIAFLEX in Canada in the second quarter of 2013.
  Auxilium is conducting a study with XIAFLEX for the concurrent treatment of multiple palpable cords that, if successful, may allow Auxilium to seek FDA approval of the expansion of the Dupuytren’s label. Auxilium expects to complete study enrollment in the second quarter of 2013.

Additional Indications for XIAFLEX:

  Under the Prescription Drug User Fee Act, the FDA is expected to take action by September 6, 2013 on Auxilium’s application for the U.S. approval of XIAFLEX for the treatment of Peyronie’s disease. If approved, Auxilium plans to execute the commercial launch in the fourth quarter of 2013 and submit a Marketing Authorization Application to the European Medicines Agency also in the fourth quarter of 2013.
  Auxilium is also currently managing the clinical development of XIAFLEX for the treatment of cellulite and frozen shoulder syndrome (adhesive capsulitis). Positive top-line 30-day data from the Phase Ib single site, open-label dose escalation study of XIAFLEX for the potential treatment of cellulite was reported in December 2012 and Auxilium announced that it planned to initiate a Phase II clinical trial in the second half of 2013. Auxilium expects progression in the second half of 2013 into a new clinical trial of XIAFLEX for the treatment of frozen shoulder syndrome.

Webcast and Conference Call

The Company will host a conference call today at 8:30 AM EDT to discuss these first quarter 2013 results.

In order to participate in the conference call, please dial 1-800-860-2442 (domestic) or 1-412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com, or you may use the link: http://www.videonewswire.com/event.asp?id=93618

A replay of the call will be available one hour after the end of the conference on May 10, 2013 until 9:00 a.m. EDT on May 27, 2013. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10028021. The archived webcast will be available for 90 days in the Investor Relations section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm by BioSpecifics’ partner, Auxilium Pharmaceuticals, Inc., and is approved for Dupuytren’s contracture in the EU and Canada. XIAFLEX is also in clinical development for the treatment of several additional promising indications. The U.S. Food & Drug Administration has accepted for filing Auxilium’s supplemental Biologics License Application for XIAFLEX for the potential treatment of Peyronie’s disease. The FDA is expected to take action on the application by September 6, 2013, and, if approved, XIAFLEX will be the first and only biologic treatment indicated for Peyronie’s disease. Auxilium is also testing XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite. Auxilium has reported positive top-line data from a Phase IIa frozen shoulder study and expects to initiate a new clinical trial in the second half of 2013. BioSpecifics is currently managing the clinical development of XIAFLEX for the treatment of human and canine lipomas, which are both in Phase II clinical trials, with top-line data from both trials expected in the second half of 2013. Auxilium is currently partnered with Asahi Kasei Pharma Corporation for the development and commercialization of XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in Japan and with Actelion Pharmaceuticals Ltd. for these same indications in Canada, Australia, Brazil and Mexico. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the timing of reporting top-line data from BioSpecifics’ Phase II clinical trial of XIAFLEX for the treatment of human lipoma and its Phase II trial for the treatment of canine lipoma; the timing of the review and potential approval by the FDA of XIAFLEX as a treatment for Peyronie’s disease and its potential commercial launch; the timing of making XIAFLEX available in Canada as a treatment for Dupuytren’s contracture; the timing for Auxilium to initiate a Phase II trial of XIAFLEX as a treatment for cellulite and a new clinical trial of XIAFLEX as a treatment for frozen shoulder; the timing of reporting top-line data from Auxilium’s Phase IV Dupuytren’s contracture retreatment clinical trial; the potential for Auxilium to seek from the FDA a XIAFLEX label expansion for the concurrent treatment of multiple palpable cords in adult Dupuytren’s contracture patients; and the expectation of XIAFLEX to be the first and only biologic therapy indicated for the treatment of Peyronie’s disease. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of BioSpecifics’ partner, Auxilium Pharmaceuticals, Inc., and its partners, Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Ltd., to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; the timing of results of any clinical trials; the receipt of any applicable milestone payments from Auxilium Pharmaceuticals, Inc.; whether royalty payments BioSpecifics is entitled to receive will exceed set-offs; and other risk factors set forth in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2012 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended
	March 31
	2013	2012
Revenues:	(Unaudited)
Net sales	$2,243	$7,504
Royalties	3,432,900	1,899,969
Licensing revenue	544,881	679,275
Total Revenues	3,980,024	2,586,748

Costs and expenses:
Research and development	294,874	249,552
General and administrative	1,618,482	1,088,722
Total costs and expenses	1,913,356	1,338,274

Operating income	2,066,668	1,248,474

Other income:
Interest Income	5,866	9,493

Income before income tax	2,072,534	1,257,967
Income tax benefit (expense)	(719,450)	(515,577)

Net income	$1,353,084	$742,390

Basic net income per share	$0.21	$0.12
Diluted net income per share	$0.19	$0.11

Shares used in computation of basic net income per share	6,356,954	6,336,503
Shares used in computation of diluted net income per share	6,955,452	6,969,936

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31
	2013	2012
Cash and cash equivalents	$7,248,418	$3,383,737
Short term investments	4,962,964	5,120,000
Accounts and income tax receivable, net	2,961,216	5,133,430
Deferred tax assets	1,554,220	1,573,051
Working capital	14,323,607	13,151,273
Total assets	20,104,913	18,390,264
Long-term liabilities	190,108	207,390
Total stockholders' equity	18,631,881	17,458,346